Exhibit 99.1

Immersion Corporation Reports Fourth Quarter 2004 Financial Results

    SAN JOSE, Calif.--(BUSINESS WIRE)--Feb. 7, 2005--Immersion Corporation, (Nasdaq:IMMR), a leading developer and licensor of touch feedback technology, today announced revenues of $7.4 million for the quarter ended December 31, 2004 compared to revenues of $8.3 million for the fourth quarter of 2003. Revenues in the fourth quarter of 2003 included $2.9 million of licensing and development contract revenue associated with certain medical contracts, the majority of which was previously deferred revenue. Net loss on a Generally Accepted Accounting Principles (GAAP) basis for the fourth quarter of 2004 was $2.9 million, or $0.12 per share, compared to a net loss of $3.7 million, or $0.18 per share, for the fourth quarter of 2003. As of December 31, 2004, Immersion had cash and cash equivalents totaling $25.5 million as compared to $11.9 million as of September 30, 2004.
    Revenues for the year ended December 31, 2004 were $23.8 million compared to revenues of $20.2 million for the year ended December 31, 2003. Net loss for the year ended December 31, 2004 was $20.7 million, or $0.91 per share, compared to a net loss of $17.0 million, or $0.83 per share, for the year ended December 31, 2003.
    "We are focused on our mission to achieve profitability," said Immersion CEO Vic Viegas. "Our year-over-year revenue growth of 18 percent, including 69 percent growth in gaming revenue and 40 percent growth in medical product sales, indicates that our investment in a strengthened sales and marketing effort across our businesses is paying off. We have implemented expense reductions and believe that most of the Sony litigation expenses are behind us as well. For example, litigation fees in the fourth quarter decreased to $1.1 million from third quarter's $3.8 million and from $2.3 million in fourth quarter of 2003. In total the Microsoft and Sony litigation fees are in excess of $18.7 million, $10.1 million of which was incurred in 2004 and represents approximately half of our loss for the year. The $20 million private convertible debenture financing completed in December 2004 allows us to carefully invest in our best opportunities for fueling growth. At the same time, we are controlling operating costs and executing sales and marketing plans in our existing businesses to increase revenue.
    "Regarding the litigation with Sony Computer Entertainment and Sony Computer Entertainment of America, Inc., court rulings on post-trial motions and other matters during December 2004 and January 2005 have been very positive for Immersion including the award of pre-judgment interest and a compulsory license until judgment is entered in the case. At the end of the fourth quarter we had more than 270 issued patents and 280 pending patent applications. We remain committed to the protection and defense of our extensive intellectual property portfolio across all of our businesses," concluded Viegas.
    Immersion will host a conference call with company management on Monday, February 7, 2005, at 5:00 p.m. EDT to discuss operating results for the fourth quarter and the year ended December 31, 2004. A question and answer session will follow. To listen to the call, dial +1 800.374.2366 approximately five minutes prior to the start of the call and enter confirmation number 2695967. The call will be archived and available for replay until February 11, 2005, by dialing +1
800.642.1687 and entering confirmation number 2695967. The call will also be simulcast on the Internet through Immersion Corporation's Web site, http://www.immersion.com. An audio replay of the call will be archived and available at www.immersion.com for replay until February 7, 2006.

    About Immersion (www.immersion.com)

    Founded in 1993, Immersion Corporation is a recognized leader in developing, licensing and marketing digital touch technology and products. Bringing value to markets where man-machine interaction needs to be made more compelling, safer, or productive, Immersion helps its partners broaden market reach by making the use of touch feedback as critical a user experience as sight and sound. Immersion's technology is deployed across personal computing, entertainment, medical training, automotive, mobility, and three-dimensional simulation markets. Immersion and its wholly-owned subsidiaries hold more than 270 issued patents worldwide.

    Forward Looking Statements

    This press release contains "forward-looking statements" that involve risks and uncertainties, as well as assumptions that, if they never materialize or prove incorrect, could cause the results of Immersion Corporation and its consolidated subsidiaries to differ materially from those expressed or implied by such forward-looking statements.
    All statements, other than the statements of historical fact, are statements that may be deemed forward-looking statements, including any projections of earnings, revenues, or other financial matters; any statements of the plans, strategies, and objectives of management for future operations; proposed products or services; any statements regarding future economic conditions or performance; and statements of belief or assumptions underlying any of the foregoing. Immersion's actual results might differ materially from those stated or implied by such forward-looking statements due to risks and uncertainties associated with Immersion's business which include, but are not limited to, delay in or failure to achieve commercial demand for Immersion's expanded technology offerings or a delay in or failure to achieve the acceptance of force feedback as a critical user experience in new and existing markets for our business segments.
    For a more detailed discussion of these factors, and other factors that could cause the Company's actual results to vary materially, interested parties should review the risk factors listed in the Company's most current Form 10-Q, which is on file with the U.S. Securities and Exchange Commission. The forward-looking statements in this press release reflect the Company's beliefs and predictions as of the date of this release. The Company disclaims any obligation to update these forward-looking statements as a result of financial, business, or any other developments occurring after the date of this release.
    The Immersion logo is a trademark of Immersion Corporation. All other trademarks are the property of their respective owners.


                        Immersion Corporation
           Condensed Consolidated Statements of Operations
              (In thousands, except per share amounts)
                             (Unaudited)


                              Three Months               Years
                           Ended December 31,      Ended December 31,
                             2004       2003        2004        2003
                          --------   --------   ---------   ---------
Revenues:
  Royalty and license    $  3,505   $  3,546   $   8,778   $   6,088
  Product sales             3,066      2,762      11,644       9,455
  Development contracts
   and other                  872      1,976       3,341       4,680
                          --------   --------   ---------   ---------
     Total revenues         7,443      8,284      23,763      20,223
                          --------   --------   ---------   ---------

Costs and expenses:
  Cost of product sales
   (exclusive of
    amortization of
    intangibles shown
    separately below)       1,672      1,547       6,255       5,276
  Sales and marketing       3,293      2,327      11,311       7,764
  Research and development  2,011      1,818       7,858       7,045
  General and
   administrative           3,111      3,913      17,133      12,508
  Amortization of
   intangibles and
   deferred stock
   compensation               365        611       1,598       2,480
                          --------   --------   ---------   ---------
     Total costs and
      expenses             10,452     10,216      44,155      35,073
                          --------   --------   ---------   ---------

Operating loss             (3,009)    (1,932)    (20,392)    (14,850)
Interest and other
 income (expense), net         (3)    (1,570)       (497)     (1,970)
                          --------   --------   ---------   ---------

Loss before provision
 for income taxes          (3,012)    (3,502)    (20,889)    (16,820)

Benefit (provision) for
 income taxes                 151       (154)        151        (154)
                          --------   --------   ---------   ---------

Net loss                  ($2,861)   ($3,656)   ($20,738)   ($16,974)
                          ========   ========   =========   =========

Basic and diluted net
 loss per share            ($0.12)    ($0.18)     ($0.91)     ($0.83)
                          --------   --------   ---------   ---------

Shares used in calculating
 basic and diluted net loss
 per share                 23,428     20,619      22,698      20,334
                          --------   --------   ---------   ---------


                         Immersion Corporation
                 Condensed Consolidated Balance Sheets
                            (In thousands)


                                             December 31, December 31,
                                                 2004          2003
                                              (Unaudited)         (1)
                                              -----------  -----------
ASSETS
  Cash and cash equivalents                      $25,538      $21,738
  Accounts receivable, net                         5,435        4,927
  Inventories                                      1,805        2,099
  Prepaid expenses and other current assets        1,280        1,099
                                                  -------      -------
      Total current assets                        34,058       29,863

  Property and equipment, net                      1,174        1,454
  Intangibles and other assets, net                7,018        6,596
                                                  -------      -------

      TOTAL ASSETS                               $42,250      $37,913
                                                  =======      =======

LIABILITIES
  Accounts payable                               $ 4,038      $ 1,752
  Accrued compensation                             1,499          864
  Other accrued liabilities                        2,002        2,066
  Deferred revenue and customer advances           3,420        3,116
  Current portion of long-term debt                   11           33
                                                  -------      -------
      Total current liabilities                   10,970        7,831

  Long-term debt                                  16,917           16
  Long-term liabilities and deferred revenue       5,330        4,235
  Long-term customer advance from Microsoft       15,000       27,050
                                                  -------      -------
      Total liabilities                           48,217       39,132

STOCKHOLDERS' EQUITY/(DEFICIENCY)                 (5,967)      (1,219)
                                                  -------      -------

TOTAL LIABILITIES &
STOCKHOLDERS' EQUITY/(DEFICIENCY)                $42,250      $37,913
                                                  =======      =======

(1) Derived from the Company's annual audited financial statements.



    CONTACT: Immersion Corporation
             Gayle Schaeffer, 408-467-1900
             invest@immersion.com